Exhibit 99.1

NEWS RELEASE                                                EASTERLY
                                                            INVESTOR RELATIONS

FOR IMMEDIATE RELEASE


                                       Client:   Alamosa PCS Holdings, Inc.

                                       Contacts: Kendall Cowan, CFO
                                                 Alamosa Holdings, Inc.
                                                 806-722-1100
                                                 kcowan@alamosapcs.com

                                                 Ken Dennard, Managing Partner
                                                 Easterly Investor Relations
                                                 713-529-6600
                                                 kdennard@easterly.com


            ALAMOSA CLOSES THIRD NETWORK PARTNER TRANSACTION;
                       GAINS ADDITIONAL TERRITORY

April 2, 2001 - LUBBOCK, TEXAS - Alamosa Holdings, Inc. (NASDAQ:APCS), announced that it has completed its merger with Southwest PCS Holdings, Inc. (Southwest) on March 30, 2001. The Southwest acquisition increases Alamosa's licensed population by 2.8 million. Concurrent with the acquisition of Southwest, Alamosa has also gained the right to service additional territory from Sprint PCS (NYSE:PCS) totaling approximately 115,000 residents in the Russellville and Little Rock, Ark. BTAs. The combination of the Southwest acquisition and expansion area from Sprint PCS brings Alamosa's licensed population to approximately 15.4 million residents, further solidifying its position as the largest Sprint PCS Network Partner. Alamosa subscribers, on a pro forma combined basis, totaled approximately 206,000 at December 31, 2000, of which 40,000 were from Southwest.

Southwest operates in Oklahoma, North Central Texas, Central Kansas and Western Arkansas. The territory contains approximately 1,400 miles of major highways including I-40 and the I-35 NAFTA corridor. Southwest has substantially completed its required build-out under its Network Partner agreement with Sprint PCS. Alamosa Holdings issued 11.1 million shares and paid $5 million in cash to Southwest's stockholders and assumed approximately $80 million in debt.

Alamosa also increased the amount of its senior secured credit facility from $280 million to $333 million. The additional $53 million was used to pay off the secured portion of Southwest's $80 million of debt assumed by Alamosa.

"Southwest represents a valuable addition to Alamosa," said David E. Sharbutt, chairman and chief executive officer of Alamosa. "Alamosa's footprint is now contiguous from the southwestern region of the United States through the Midwest. We expect the combination of our two companies to enhance value for our shareholders. We are very pleased that this transaction came together very quickly and we also expect Southwest to be fully integrated into Alamosa rapidly."

Alamosa Holdings, Inc. is the largest Sprint PCS Network Partner providing Sprint PCS wireless mobility communications network services in the southwestern, northwestern and midwestern United States. Alamosa has the exclusive right to provide digital wireless mobile communications network services under the Sprint PCS brand throughout its designated territory primarily located in Texas, New Mexico, Arizona, Colorado, Washington, Oregon, Missouri, Kansas and Wisconsin.

Sprint is a world-class global communications company - at the forefront of integrating wireline and wireless communications services. Sprint is a large carrier of Internet traffic and a leader in broadband communications. Sprint built and operates the United States' first nationwide all-digital, fiber-optic network and provides a portfolio of advanced data communications services. Sprint operates the largest 100-percent digital, 100-percent PCS nationwide wireless network in the United States, already serving the majority of the nation's metropolitan areas including more than 4,000 cities and communities across the country. Sprint has $23 billion in annual revenues and serves more than 23 million business and residential customers. For more information, visit the Sprint PCS web site at http://www.sprintpcs.com.

Statements contained in this news release that are forward-looking statements, such as statements containing terms such as can, may, will, expect, plan, and similar terms, are subject to various risks and uncertainties. Such forward looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements, including the following factors: Alamosa's dependence on its affiliation with Sprint PCS; shifts in populations or network focus; changes or advances in technology; changes in Sprint's national service plans or fee structure with us; change in population; difficulties in network construction; increased competition in our markets; failure to consummate anticipated acquisitions and adverse changes in financial position, condition or results of operations. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from Alamosa's forward-looking statements, please refer to Alamosa's filings with the Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Prospectuses filed on February 4, 2000, its Form 10-K for the year ended December 31, 1999 and in subsequent filings with the Securities and Exchange Commission.